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                                                                    EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 LEUKOSITE, INC.


      LEUKOSITE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that:

      FIRST. The Restated Certificate of Incorporation of the Corporation is hereby amended by adding a new Part K to Article THIRD thereof, which Part K shall read in its entirety as follows:


              PART K. REVERSE STOCK SPLIT AND CHANGE IN PAR VALUE.

            Immediately upon the filing with the Secretary of State of Delaware of a Certificate of Amendment that, among other things, amends Article THIRD of the Corporation's Restated Certificate of Incorporation for purposes of including the provisions of this Part K in said Article THIRD (the "Effective Time"), a one-for-4.1 reverse stock split of the Common Stock, as well as a change in the par value per share of the Common Stock (such reverse stock split and change in par value per share being referred to herein as the "Reverse Stock Split"), shall become effective such that each share of Common Stock, $0.0001 par value per share ("Old Par Value Common Stock"), that is issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically combined, reclassified and changed (without any further act) into 0.2439024 of a share of fully paid and nonassessable Common Stock, $0.01 par value per share, of the Corporation ("New Par Value Common Stock"). No fractional share of New Par Value Common Stock shall be issued to any holder of record of shares of Old Par Value Common Stock as a result of the Reverse Stock Split, but in lieu of any fraction of a share which would otherwise be issuable to any such holder of record, there shall be paid by the Corporation an amount of cash equal to the pro rata value of such fractional share. Each stock certificate of the Corporation that represents shares of Old Par Value Common Stock and that is outstanding immediately prior to the Effective Time shall immediately after the Effective Time represent such number of shares of New Par Value Common Stock as shall be equal to the product obtained by multiplying (i)
      0.2439024 by (ii) the number of shares of Old Par Value
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      Common Stock shown on the face of such stock certificate, excluding fractional shares which are subject to cash settlement as provided above. Within a reasonable time after the Effective Time, notice shall be given to the shareholders of record of the New Par Value Common Stock instructing them to surrender those of their stock certificates that represent, on their face, shares of Old Par Value Common Stock to the Corporation for cancellation and reissuance of new certificates representing the number of shares of New Par Value Common Stock to which such shareholders are entitled after adjustment for the Reverse Stock Split. The aggregate amount of capital represented by the aggregate number of shares of Old Par Value Common Stock outstanding immediately prior to the Effective Time shall be appropriately adjusted to reflect the change in the aggregate number of shares of New Par Value Common Stock outstanding immediately after the Effective Time and the change in the par value as a result of the Reverse Stock Split. From and after the Effective Time, any reference to, or use of, the term "Common Stock", or any reference to the par value per share thereof, in the Restated Certificate of Incorporation shall, notwithstanding anything in the Restated Certificate of Incorporation to the contrary, be deemed a reference to the New Par Value Common Stock or the par value per share thereof, respectively.

      SECOND. The Restated Certificate of Incorporation of the Corporation is hereby amended by adding thereto the following new Articles ELEVENTH, TWELFTH, THIRTEENTH AND FOURTEENTH:


            ELEVENTH. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

                  (a) The Board of Directors shall have the power and authority, to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgage, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith.
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                  (b) From and after the closing (or the first closing) of the
      Corporation's initial public offering of Common Stock (the "IPO Closing"), any vacancies or new directorships in the Board of Directors, including unfilled vacancies or new directorships resulting from the removal of directors with or without cause or from any increase in the number of directors, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director; provided, however, that the foregoing provisions set forth in this paragraph (b) shall be subject to any contrary provisions of the Delaware General Corporation Law and/or the rights of the holders of any series of Preferred Stock with respect the filling of vacancies or new directorships in the Board of Directors.

                  (c) Directors need not be stockholders of the Corporation.

            TWELFTH. Effective from and after the IPO Closing: (i) any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders, and not by written consent in lieu of such a meeting; and
      (ii) subject to the right, if any, of the holders of any series of Preferred Stock to call special meetings of stockholders of the Corporation, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the President, a majority of the total number of directors which the Corporation would have if there were no vacancies, or by stockholders of the Corporation holding shares of voting stock of the Corporation representing at least twenty percent (20%) of all outstanding shares of voting stock of the Corporation.

            THIRTEENTH. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, by reason of being or having been a director or officer of the Corporation or serving or having served at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action or failure to act in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended,
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      against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, as further provided in the By-Laws.

            FOURTEENTH. Effective from and after the IPO Closing, the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding voting stock of the Corporation (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding Preferred Stock) shall be required (i) to amend or repeal the provisions of Articles THIRD (to the extent such provisions relate to the authority of the Board of Directors to issue shares of Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), SIXTH, ELEVENTH, TWELFTH, THIRTEENTH and FOURTEENTH of the Corporation's Restated Certificate of Incorporation, as amended from time to time, (ii) to amend, adopt or repeal the Corporation's By-Laws (provided, however, that the provisions of this Article FOURTEENTH shall in no way limit the power or authority of the Board of Directors to amend, adopt or repeal By-Laws), or (iii) to reduce the number of authorized shares of Common Stock or Preferred Stock."


      THIRD. The amendments to the Corporation's Restated Certificate of Incorporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this _____ day of ____, 1997.

                                       LEUKOSITE, INC.



                                       By______________________________
                                        Christopher K. Mirabelli,
                                        President